EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-140234, File No. 333-161700 and File No. 333-185885) and Form S-8 (File No. 333-147458, File No. 333-145795, File No. 333-159927, File No. 333-167454, File No. 333-174861 and File No. 333-181999) of Wireless Ronin Technologies, Inc. of our report dated March 1, 2013, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2012.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 1, 2013